Exhibit 99.1

Apollo Group, Inc. News Release
Apollo Group Enters Mexican Education Market
Apollo Global Purchases Majority Stake in Universidad Latinoamericana S.C.
Phoenix, Arizona, August 5, 2008 — Apollo Global, Inc., a consolidated subsidiary of Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group,” “Apollo” or the “Company”) announced it has purchased a majority stake in Universidad Latinoamericana S.C. (“ULA”), an accredited, private university based in Mexico City, from Carlyle Mexico Partners.
“We are pleased to invest in an institution such as ULA with its 32-year history and solid reputation,” stated Greg Cappelli, Chairman of Apollo Global. “This commitment reflects our desire to provide high-quality education to students throughout Mexico and the region. We have been working to identify opportunities that will create value for Apollo Group shareholders, and we believe ULA, coupled with Mexico’s strong enrollment trends and growing economy, is an excellent fit.”
Founded in 1975, ULA is renowned for its dentistry, medicine and communications programs accredited by the Ministry of Public Education (Secretaría de Educación Publica, SEP) in Mexico. ULA carries authorization from the National Autonomous University of Mexico (Universidad Nacional Autónoma de México, UNAM) for its high school and undergraduate psychology and law programs. With four campuses throughout Mexico, including two in Mexico City, one in Tlalnepantla de Baz, and a fourth in the city of Cuernavaca, ULA offers 27 degree programs and has more than 4,000 students.
Alberto Sancho, Rector of ULA, stated, “We are proud to join the prestigious family of Apollo institutions, with which we share the same ideals of academic excellence and high-level service to our students. Apollo is now our long-term strategic partner. Leveraging our excellent faculty with Apollo’s world-class methods for curriculum development, we will offer our students an advanced educational experience, preparing them for Mexico’s growing economy.”
Prior to Apollo Global’s purchase of a majority stake, ULA was a portfolio company of Carlyle Mexico Partners, a private equity fund managed by The Carlyle Group. Carlyle Mexico Partners will continue to own a 35% equity stake in ULA and have representation on its Board of Directors.
Joaquin Avila, Managing Director and Head of the Carlyle Mexico team, said, “ULA has a bright future. We have been working to grow the university for the past two years and a partnership with Apollo Group, a leader in the sector, affirms and furthers these efforts. In this way, ULA solidly makes its entrance into a globally connected educational community, creating an even more attractive offering for Mexican students. We will continue to actively participate in ULA’s growth as part of our commitment to ULA and Mexico. ULA is a great example of the valuable benefits that can be achieved by a Mexican institution partnering with a private equity group such as Carlyle Mexico Partners.”
Apollo Global purchased a 65% stake in ULA based on an implied enterprise value of $47 million.
Mexico offers an attractive market opportunity with an estimated 2.5 million post-secondary students, as well as the second largest population and the highest per capita GDP in Latin America. Participation rates in private education are growing faster than in the public sector. Today, approximately 32% of higher-education students are enrolled in private universities.
About Apollo Global, Inc.
Apollo Global, a $1 billion joint venture formed in 2007, is 80.1% owned by Apollo Group, Inc. and 19.9% owned by private equity firm, The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Global targets investments and partnerships primarily in countries outside of the U.S. with attractive demographic and economic growth characteristics. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels in 40 states (as of May 31, 2008) and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online, throughout the world. For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the company’s website at www.apollogrp.edu.
About The Carlyle Group
The Carlyle Group is a global private equity firm with $82.7 billion of assets under management committed to 60 funds as of March 31, 2008. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $46.3 billion of equity in 802 transactions for a total purchase price of $216 billion. The Carlyle Group employs 950 people in 21 countries. In the aggregate, Carlyle portfolio companies have more than $109 billion in revenue and employ more than 415,000 people around the world. www.carlyle.com
Investor Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, and overall future prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
For Investor Relations Contact:
Allyson Pooley
(312) 660-2025
allyson.pooley@apollogrp.edu
For Media Relations Contact:

Marla Sheiner (For English)	Cecilia Caferri (For Spanish)
(602) 557-1711 marla.sheiner@apollogrp.edu	(917) 238-7412 ccaferri@dicommintl.com

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